Amendment No. 1 to the pricing supplements listed in the table beginning on page A-1	Registration Statement Nos. 333-236659 and 333-236659-01 Dated September 10, 2021 Rule 424(b)(3)
JPMorgan Chase & Co.	JPMorgan Chase Financial Company LLC

This Amendment No. 1 to the preliminary pricing supplements listed in the table beginning on page A-1 (each, a “pricing supplement”), related to certain notes issued by JPMorgan Chase Financial Company LLC and fully and unconditionally guaranteed by JPMorgan Chase & Co., amends and replaces the risk consideration entitled “Selected Risk Considerations — Risks Relating to Conflicts of Interest — Potential Conflicts” in each pricing supplement with the following:

“POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

In September 2021, an affiliate of ours purchased a 10% equity interest in the Index Sponsor, with a right to appoint an employee of JPMS, another of our affiliates, as a member of the board of directors of the Index Sponsor. The Index Sponsor can implement policies, make judgments or enact changes to the Index methodology that could negatively affect the performance of the Index. The Index Sponsor can also alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the notes. The Index Sponsor has no obligation to consider your interests in calculating, maintaining or revising the Index, and we, JPMS, our other affiliates and our respective employees are under no obligation to consider your interests as an investor in the notes in connection with the role of our affiliate as an owner of an equity interest in the Index Sponsor or the role of an employee of JPMS as a member of the board of directors of the Index Sponsor.

In addition, JPMS worked with the Index Sponsor in developing the guidelines and policies governing the composition and calculation of the Index. Although judgments, policies and determinations concerning the Index were made by JPMS, JPMorgan Chase & Co., as the parent company of JPMS, ultimately controls JPMS. The policies and judgments for which JPMS was responsible could have an impact, positive or negative, on the level of the Index and the value of your notes. JPMS is under no obligation to consider your interests as an investor in the notes in its role in developing the guidelines and policies governing the Index or making judgments that may affect the level of the Index.”

None of the other terms of the notes are affected by this Amendment No. 1.

Investing in the notes involves a number of risks.  See “Risk Factors” in the relevant product supplement and “Selected Risk Considerations” in the relevant pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this Amendment No. 1 or any relevant pricing supplement, product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

September 10, 2021

Pricing Supplement (Title of Notes)	Date of Pricing Supplement	CUSIP
Auto Callable Contingent Interest Notes Linked to the MerQube US Tech+ Vol Advantage Index due September 18, 2026	August 25, 2021	48132WJA8
Auto Callable Contingent Interest Notes Linked to the MerQube US Tech+ Vol Advantage Index due October 1, 2026	August 31, 2021	48132WC49
Auto Callable Contingent Interest Notes Linked to the MerQube US Tech+ Vol Advantage Index due October 1, 2026	August 31, 2021	48132WC31
Auto Callable Contingent Interest Notes Linked to the MerQube US Tech+ Vol Advantage Index due March 30, 2023	August 31, 2021	48132WMZ9
Auto Callable Contingent Interest Notes Linked to the MerQube US Tech+ Vol Advantage Index due October 5, 2026	August 31, 2021	48132WC23
Auto Callable Contingent Interest Notes Linked to the MerQube US Tech+ Vol Advantage Index due April 4, 2023	September 1, 2021	48132WB65
Auto Callable Contingent Interest Notes Linked to the MerQube US Tech+ Vol Advantage Index due October 5, 2026	September 3, 2021	48132WQN2
Auto Callable Contingent Interest Notes Linked to the MerQube US Tech+ Vol Advantage Index due September 11, 2026	September 3, 2021	48132WQH5
Auto Callable Contingent Interest Notes Linked to the MerQube US Tech+ Vol Advantage Index due October 5, 2026	September 3, 2021	48132WQM4
Auto Callable Contingent Interest Notes Linked to the MerQube US Tech+ Vol Advantage Index due October 1, 2026	September 3, 2021	48132WPG8
Auto Callable Contingent Interest Notes Linked to the MerQube US Tech+ Vol Advantage Index due September 24, 2026	September 8, 2021	48132WRM3
Auto Callable Contingent Interest Notes Linked to the MerQube US Tech+ Vol Advantage Index due September 17, 2026	September 8, 2021	48132WRN1

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